Exhibit 99.1

ABM REPORTS FIRST QUARTER FISCAL 2024 RESULTS AND RAISES OUTLOOK FOR FISCAL YEAR 2024 ADJUSTED EPS

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Revenue up 3.9% to $2.1 billion, all organic growth
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Net income of $44.7 million and GAAP EPS of $0.70, up 16% and 21%, respectively, includes certain discrete tax benefits of $4.4 million, or $0.07 per share
•
Adjusted EBITDA of $116.7 million, down 5%
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Adjusted EPS of $0.86, up 9%
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Raises outlook for fiscal year 2024 adjusted EPS to $3.30 to $3.45, up from $3.20 to $3.40 (1)

NEW YORK, NY - March 7, 2024 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the first quarter of fiscal 2024.

“ABM is off to an excellent start in 2024, generating revenue growth of 3.9%,” said Scott Salmirs, President & Chief Executive Officer. “We are particularly pleased with the double-digit revenue growth we posted in our Aviation and Technical Solutions segments, while Manufacturing & Distribution and Education were solid as well. Despite soft demand in the commercial real estate market, Business & Industry’s revenue was essentially flat, benefiting from our focus on higher performing Class A properties and exposure to the vibrant sports and entertainment markets.”

Mr. Salmirs continued, “Our strategic investments in enhanced services like ABM Performance Solutions and ABM Clean, as well as in new markets such as microgrids, continued to expand our market opportunities. We were pleased to book several new programs in the first quarter, including a $180 million multi-year microgrid project with a major retailer. As we continue to pursue many attractive opportunities in our sales pipeline, we will continue to invest in our team and capabilities to ensure ABM delivers leading-edge technology and superior client satisfaction to the benefit of all our stakeholders.”

“We are raising the outlook for full year adjusted EPS based on our overall first quarter results, which included the recognition of certain discrete tax benefits, further supported by the resilience of B&I and solid revenue growth across the rest of our segments. As such, we now expect full year adjusted EPS to be in the range of $3.30 to $3.45, up from the previous range of $3.20 to $3.40.”

(1) When the company provides expectations for adjusted EPS on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measure generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

First Quarter Fiscal 2024 Results

For the first quarter of fiscal 2024, the Company reported revenue of $2.1 billion, up 3.9% over the prior year period, all of which was organic growth. Aviation grew 17.5% driven by strong travel activity and new business wins. Technical Solutions’ revenue increased 12.9% due to project closeouts in our microgrid service line. Manufacturing & Distribution grew 5.4% reflecting solid eCommerce, logistics and industrial markets, and Education grew 2.4% primarily driven by business wins last year. Business & Industry’s revenue declined 0.3%, as strong sports and entertainment markets and parking activity largely offset ongoing softness in the commercial office market.

GAAP net income was $44.7 million, or $0.70 per diluted share, compared to $38.5 million, or $0.58 per diluted share, in the prior year period, representing increases of 16% and 21%, respectively. These increases were primarily attributable to lower year-over-year ELEVATE costs, certain discrete tax benefits of $4.4 million, and higher segment earnings on higher revenue. These gains were partially offset by higher corporate investments, primarily technology related, the impact of prior-year self-insurance adjustments, and higher interest expense. Diluted EPS was positively impacted by a lower share count as compared to the prior year period.

Adjusted net income was $54.8 million, or $0.86 per diluted share, compared to $52.7 million, or $0.79 per diluted share, in the prior year period, representing increases of 4% and 9%, respectively. These increases primarily reflected discrete tax benefits and higher segment earnings, partially offset by higher corporate investments and increased interest expense. Adjusted EPS was also positively impacted by a lower share count as compared to the prior year period. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Adjusted EBITDA for the first quarter decreased 5% to $116.7 million and adjusted EBITDA margin was 5.9% versus 6.4% last year. The changes in adjusted EBITDA and adjusted EBITDA margin were largely due to higher corporate investments and project mix in Technical Solutions, partially offset by cost controls and price increases. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity & Capital Structure

The Company ended the first quarter with total indebtedness of $1,410.8 million, including $58.2 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.4x. The Company had available liquidity of $507.8 million, inclusive of cash and cash equivalents of $58.0 million.

Quarterly Cash Dividend

The Company’s Board of Directors declared a cash dividend of $0.225 per common share payable on May 6, 2024 to shareholders of record on April 4, 2024. This will be the Company’s 232nd consecutive quarterly cash dividend.

Outlook

Based on solid first quarter results and the recognition of certain discrete tax benefits, ABM is raising its outlook for fiscal year 2024 (“FY24”) adjusted EPS. The Company now expects FY24 adjusted EPS to be in the range of $3.30 to $3.45, as compared to the prior range of $3.20 to $3.40. All other components of the Company’s prior outlook remain unchanged. Adjusted EBITDA margin is anticipated to be 6.2% to 6.5%. Interest expense is expected to be $82 million to $86 million and the tax rate, excluding discrete items and non-taxable items, is anticipated to be 29% to 30%.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measures for Adjusted EPS and adjusted EBITDA margin in 2024 without unreasonable effort due to the uncertainty of timing of any gains or losses related to, but not limited to, items such as prior-year self-insurance adjustments, acquisition and integration related costs, legal costs and other settlements, as well as transformation initiative costs. Although we have attempted to estimate the amount of gains and losses of such items for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Thursday, March 7, 2024, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through March 21, 2024, and can be accessed by dialing (844) 512-2921 and then entering ID #13743786. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility solutions. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services and forward-looking solutions that improve the spaces and places that matter most. From curbside to rooftop, ABM provides comprehensive facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to universities, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM serves over 20,000 clients, with annualized revenue of over $8 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models could adversely affect our financial conditions; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the first quarter of fiscal years 2024 and 2023. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2024 and 2023. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three months ended January 31,
(in millions, except per share amounts)	2024	2023	Increase / (Decrease)
Revenues	$ 2,069.6	$ 1,991.3	3.9%
Operating expenses	1,826.3	1,749.8	4.4%
Selling, general and administrative expenses	154.6	150.6	2.7%
Amortization of intangible assets	14.6	19.5	(24.8)%
Operating profit	74.1	71.4	3.7%
Income from unconsolidated affiliates	1.3	1.1	16.4%
Interest expense	(21.3)	(19.8)	(7.6)%
Income before income taxes	54.0	52.7	2.5%
Income tax provision	(9.3)	(14.2)	34.4%
Net income	$ 44.7	$ 38.5	16.1%
Net income per common share
Basic	$ 0.70	$ 0.58	20.7%
Diluted	$ 0.70	$ 0.58	20.7%
Weighted-average common and common equivalent shares outstanding
Basic	63.5	66.3
Diluted	63.9	66.8
Dividends declared per common share	$ 0.225	$ 0.220

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three months ended January 31,
(in millions)	2024	2023
Net cash used in operating activities (a)	$ (0.1)	$ (70.9)
Additions to property, plant and equipment	(13.6)	(13.8)
Other	0.5	1.3
Net cash used in investing activities	$ (13.1)	$ (12.5)
Taxes withheld from issuance of share-based compensation awards, net	(9.5)	(12.7)
Dividends paid	(14.1)	(14.4)
Borrowings from debt	301.0	264.5
Repayment of borrowings from debt	(284.1)	(147.6)
Changes in book cash overdrafts	8.2	6.8
Financing of energy savings performance contracts	—	0.4
Repayment of finance lease obligations	(1.0)	(0.8)
Net cash provided by financing activities	$ 0.5	$ 96.2
Effect of exchange rate changes on cash and cash equivalents	1.2	2.2

(a) The three months ended January 31, 2023, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”).

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	January 31, 2024	October 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$ 58.0	$ 69.5
Trade accounts receivable, net of allowances	1,382.0	1,365.0
Costs incurred in excess of amounts billed	120.4	139.2
Prepaid expenses	92.6	78.5
Other current assets	70.9	58.6
Total current assets	1,723.9	1,710.7
Other investments	28.3	28.8
Property, plant and equipment, net of accumulated depreciation	142.1	131.5
Right-of-use assets	109.0	113.4
Other intangible assets, net of accumulated amortization	288.5	302.9
Goodwill	2,494.3	2,491.3
Other noncurrent assets	169.3	155.0
Total assets	$ 4,955.4	$ 4,933.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 31.6	$ 31.5
Trade accounts payable	243.5	299.1
Accrued compensation	201.6	249.7
Accrued taxes—other than income	62.0	58.9
Deferred revenue	104.6	90.1
Insurance claims	190.5	177.0
Income taxes payable	19.9	17.9
Current portion of lease liabilities	30.4	32.5
Other accrued liabilities	281.3	261.2
Total current liabilities	1,165.3	1,217.9
Long-term debt, net	1,296.9	1,279.8
Long-term lease liabilities	95.9	98.8
Deferred income tax liability, net	84.5	85.0
Noncurrent insurance claims	417.4	387.5
Other noncurrent liabilities	69.0	61.1
Noncurrent income taxes payable	3.8	3.7
Total liabilities	3,132.7	3,133.8
Total stockholders’ equity	1,822.7	1,799.9
Total liabilities and stockholders’ equity	$ 4,955.4	$ 4,933.7

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three months ended January 31,		Increase/ (Decrease)
(in millions)	2024	2023
Revenues
Business & Industry	$ 1,033.1	$ 1,036.6	(0.3)%
Manufacturing & Distribution	400.9	380.5	5.4%
Education	220.1	214.9	2.4%
Aviation	249.5	212.3	17.5%
Technical Solutions	165.9	147.0	12.9%
Total Revenues	$ 2,069.6	$ 1,991.3	3.9%
Operating profit
Business & Industry	$ 79.6	$ 75.9	4.8%
Manufacturing & Distribution	41.3	40.9	1.1%
Education	12.7	11.8	7.6%
Aviation	9.7	8.3	17.4%
Technical Solutions	6.6	7.2	(8.8)%
Corporate	(74.7)	(71.5)	(4.4)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.3)	(1.1)	(16.4)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	—	(0.1)	NM*
Total operating profit	74.1	71.4	3.7%
Income from unconsolidated affiliates	1.3	1.1	16.4%
Interest expense	(21.3)	(19.8)	(7.6)%
Income before income taxes	54.0	52.7	2.5%
Income tax provision	(9.3)	(14.2)	34.4%
Net income	$ 44.7	$ 38.5	16.1%

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three months ended January 31,
	2024	2023
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 44.7	$ 38.5
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	5.3	—
Acquisition and integration related costs(c)	1.4	2.5
Transformation initiative costs(d)	7.0	17.2
Other	0.8	—
Total items impacting comparability	14.5	19.7
Income tax benefit (e)(f)	(4.4)	(5.5)
Items impacting comparability, net of taxes	10.1	14.2
Adjusted net income	$ 54.8	$ 52.7

	Three months ended January 31,
	2024	2023
Reconciliation of Net Income to Adjusted EBITDA
Net income	$ 44.7	$ 38.5
Items impacting comparability	14.5	19.7
Income tax provision	9.3	14.2
Interest expense	21.3	19.8
Depreciation and amortization	26.9	30.5
Adjusted EBITDA	$ 116.7	$ 122.7

Net income margin as a % of revenues	2.2%	1.9%

	Three months ended January 31,
	2024	2023
Revenues Excluding Management Reimbursement
Revenues	$ 2,069.6	$ 1,991.3
Management reimbursement	(80.1)	(72.4)
Revenues excluding management reimbursement	$ 1,989.5	$ 1,918.8

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	5.9%	6.4%

	Three months ended January 31,
	2024	2023
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.70	$ 0.58
Items impacting comparability, net of taxes	0.16	0.21
Adjusted net income per diluted share	$ 0.86	$ 0.79
Diluted shares	63.9	66.8

	Three months ended January 31,
	2024	2023
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
Net cash used in operating activities(g)	$ (0.1)	$ (70.9)
Additions to property, plant and equipment	(13.6)	(13.8)
Free Cash Flow	$ (13.7)	$ (84.8)

(a)The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended January 31, 2024, and 2023, our self-insurance general liability, workers’ compensation, and automobile and medical and dental insurance claims related to prior period accident years increased by $5.3 million and $0 million, respectively.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2024 and FY 2023. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(f) The three months ended January 31, 2024 include a $0.3 million benefit for uncertain tax positions with expiring statues.

(g) The three months ended January 31, 2023, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”).